Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-271737 and 333-278333) of ACELYRIN, INC. of our report dated April 29, 2022, except for the presentation of the convertible preferred stock and common stock as described in Note 2 as to which the date is February 10, 2023, relating to the financial statements of ValenzaBio, Inc., appearing in this Current Report on Form 8-K.

/s/ Macias Gini & O’Connell LLP

Walnut Creek, California

November 13, 2024

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